Exhibit 99.1

ITG Releases May 2018 U.S. Trading Volumes and Provides International Trading Commission Update

NEW YORK, June 8, 2018 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that May 2018 U.S. trading volume was 2.7 billion shares and average daily volume (ADV) was 124 million shares, compared to 2.5 billion shares and ADV of 117 million shares in April 2018 and 3.2 billion shares and ADV of 148 million shares in May 2017. There were 22 trading days in both May 2018 and May 2017, and 21 trading days in April 2018.

ITG U.S. Trading Activity

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double-counted) and average trade size for the POSIT® crossing network and POSIT Alert.

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	Average POSIT Alert Trade Size	Avg. POSIT Alert Trade Size Ex- Algos*

May 2018	22	2,727,042,004	123,956,455	45,619,973	297	14,504,555	15,465	33,778

YTD 2018	104	13,577,095,179	130,548,992	49,367,444	282	13,429,083	20,050	35,895

*Excluding shares crossed through POSIT Alert from ITG algorithms

ITG’s average revenue capture per share in May 2018 was in line with the average in the first quarter of 2018.

International Trading Activity

The average daily trading commissions in May 2018 in ITG’s Canadian, European and Asia Pacific businesses were down approximately 3% in U.S. dollar terms on a combined basis as compared to the first quarter of 2018 and were up approximately 19% as compared to May 2017. On a blended international basis, there were approximately 22 trading days in both May 2018 and May 2017.

These statistics are preliminary and may be revised in subsequent updates and public filings. Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

About ITG

Investment Technology Group (NYSE: ITG) is a global financial technology company that helps leading brokers and asset managers improve returns for investors around the world. We empower traders to reduce the end-to-end cost of implementing investments via liquidity, execution, analytics and workflow technology solutions. ITG has offices in Asia Pacific, Europe and North America and offers execution services in more than 50 countries. Please visit www.itg.com for more information.

ITG Investor/Media Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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